FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-177891-08

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-177891) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-866-884-2071 (8 a.m. – 5 p.m. EST) or by emailing rbscmbs@rbs.com.

Nothing in this document constitutes an offer to sell or a solicitation to buy securities in any jurisdiction where such offer, solicitation or sale is not permitted.  The information contained herein is preliminary as of the date hereof, supersedes any such information previously delivered to you and will be superseded by any information subsequently delivered and ultimately by the final prospectus relating to the securities.  These materials are subject to change, completion, supplement or amendment from time to time.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared in reliance upon information furnished by the Mortgage Loan Sellers.  Numerous assumptions were used in preparing the Computational Materials, which may or may not be reflected herein.  As such, no assurance can be given as to the Computational Materials’ accuracy, appropriateness or completeness in any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  The Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.  Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment and/or loss assumptions, and changes in such prepayment and/or loss assumptions may dramatically affect such weighted average lives, yields and principal payment periods.  In addition, it is possible that prepayments or losses on the underlying assets will occur at rates higher or lower than the rates shown in the attached Computational Materials.  The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials.  The principal amount and designation of any security described in the Computational Materials are subject to change prior to issuance.  None of RBS Securities Inc. (“RBSSI”), Wells Fargo Securities, LLC (“WFS”), or any other underwriter and any of their respective affiliates make any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities. The information in this presentation is based upon management forecasts and reflects prevailing conditions and management’s views as of this date, all of which are subject to change.  In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Mortgage Loan Sellers or which was otherwise reviewed by us.

This free writing prospectus contains certain forward-looking statements.  If and when included in this free writing prospectus, the words “expects”, “intends”, “anticipates”, “estimates” and analogous expressions and all statements that are not historical facts, including statements about our beliefs or expectations, are intended to identify forward-looking statements.  Any forward-looking statements are made subject to risks and uncertainties which could cause actual results to differ materially from those stated.  Those risks and uncertainties include, among other things, declines in general economic and business conditions, increased competition, changes in demographics, changes in political and social conditions, regulatory initiatives and changes in customer preferences, many of which are beyond our control and the control of any other person or entity related to this offering.  The forward-looking statements made in this free writing prospectus are made as of the date stated on the cover.  We have no obligation to update or revise any forward-looking statement.

RBS is a trade name for the investment banking business of RBSSI. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by RBSSI and their securities affiliates.  Lending, derivatives and other commercial banking activities are performed by The Royal Bank of Scotland plc and their banking affiliates.  RBSSI is a member of SIPC, FINRA and the NYSE.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC, a member of FINRA, NYSE, NFA and SIPC, Wells Fargo Institutional Securities, LLC, a member of FINRA and SIPC, Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC and Wells Fargo Bank, N.A.

IRS CIRCULAR 230 NOTICE

THIS TERM SHEET IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THIS TERM SHEET IS WRITTEN AND PROVIDED BY THE DEPOSITOR IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEPOSITOR AND THE CO-LEAD BOOKRUNNING MANAGERS OF THE TRANSACTION OR MATTERS ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. Prospective investors should understand that, when considering the purchase of the offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class of certificates has been priced and the underwriters have confirmed the allocation of certificates to be made to investors; any “indications of interest” expressed by any prospective investor, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for such prospective investors, on the one hand, or the underwriters, the depositor or any of their respective agents or affiliates, on the other hand.

As a result of the foregoing, a prospective investor may commit to purchase certificates that have characteristics that may change, and each prospective investor is advised that all or a portion of the certificates referred to in these materials may be issued that differ from the characteristics described in these materials. The underwriters’ obligation to sell certificates to any prospective investor is conditioned on the certificates and the transaction having the characteristics described in these materials. If the underwriters determine that a condition is not satisfied in any material respect, such prospective investor will be notified, and neither the depositor nor the underwriters will have any obligation to such prospective investor to deliver any portion of the offered certificates which such prospective investor has committed to purchase, and there will be no liability between the underwriters, the depositor or any of their respective agents or affiliates, on the one hand, and such prospective investor, on the other hand, as a consequence of the non-delivery.

Each prospective investor has requested that the underwriters provide to such prospective investor information in connection with such prospective investor’s consideration of the purchase of the certificates described in these materials. These materials are being provided to each prospective investor for informative purposes only in response to such prospective investor’s specific request. The underwriters described in these materials may from time to time perform investment banking services for, or solicit investment banking business from, any company named in these materials. The underwriters and/or their affiliates or respective employees may from time to time have a long or short position in any security or contract discussed in these materials.

The information contained herein supersedes any previous such information delivered to any prospective investor and will be superseded by information delivered to such prospective investor prior to the time of sale.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS
Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, any email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS 2014-C21
Loan Contribution to Class X-A and X-B

Class X-A Components and Class X-B Components (Sorted by % of PV to X-A)**
		Trust	Percent of	Net	Total Interest	Total Interest	PV of Interest	PV of Interest	Percent of PV	Percent of PV
Loan	Loan No.	Balance	Total Deal	Loan Rate	to X-A	to X-B	to X-A	to X-B	to X-A	to X-B
Highland Portfolio	5	62,400,000	4.39%	4.931%	6,499,146	1,173,859	5,563,568	973,639	6.15%	7.38%
Fairview Park Drive	1	90,000,000	6.33%	4.304%	5,534,366	661,680	4,744,332	549,124	5.25%	4.16%
Queens Atrium	2	90,000,000	6.33%	4.290%	5,356,968	624,404	4,602,210	519,506	5.09%	3.94%
Cedar Crest Professional Park	4	59,929,763	4.21%	4.555%	4,396,038	653,737	3,780,927	545,901	4.18%	4.14%
Algonquin Portfolio	7	49,500,000	3.48%	4.645%	4,089,764	634,646	3,511,726	530,424	3.88%	4.02%
Shops at CenterPoint	6	54,000,000	3.80%	4.425%	3,674,306	486,533	3,160,385	407,366	3.49%	3.09%
Montgomery Mall	9	46,000,000	3.23%	4.546%	3,519,403	509,884	3,026,370	427,507	3.35%	3.24%
The Bluffs	10	36,184,577	2.54%	4.765%	3,164,754	524,109	2,718,379	437,578	3.01%	3.32%
Holiday Inn San Francisco Airport	11	33,000,000	2.32%	4.805%	2,880,036	492,583	2,478,937	410,842	2.74%	3.11%
Tryp by Wyndham Times Square	8	46,879,457	3.30%	4.375%	2,862,006	361,754	2,467,107	303,024	2.73%	2.30%
Oak Park Village Apartments	13	29,150,000	2.05%	4.745%	2,622,243	432,222	2,248,652	360,191	2.49%	2.73%
White Road Plaza	12	32,000,000	2.25%	4.525%	2,436,335	357,947	2,088,681	297,804	2.31%	2.26%
SpringHill Suites & Residence Inn Glendale	18	19,229,059	1.35%	4.875%	1,824,511	314,712	1,566,307	262,727	1.73%	1.99%
Rock Pointe East	17	21,750,000	1.53%	4.595%	1,682,685	263,272	1,446,152	218,829	1.60%	1.66%
Best Western Premier Hotel Napa	19	18,970,041	1.33%	4.805%	1,654,521	276,832	1,424,164	231,737	1.57%	1.76%
Oak Court Mall	15	23,884,983	1.68%	4.731%	1,425,462	203,534	1,286,396	181,538	1.42%	1.38%
Sheraton Austin	3	67,000,000	4.71%	3.935%	1,339,404	13,746	1,238,707	12,724	1.37%	0.10%
JBL Hotel Portfolio	24	14,684,117	1.03%	4.904%	1,422,056	247,628	1,220,644	206,720	1.35%	1.57%
The Lovejoy	14	24,000,000	1.69%	4.265%	1,408,624	159,176	1,208,071	132,096	1.34%	1.00%
Kingsborough Estates MHC	27	13,125,000	0.92%	4.835%	1,248,737	217,871	1,071,060	181,002	1.18%	1.37%
Coastal Sunbelt	25	14,500,000	1.02%	4.675%	1,238,407	193,674	1,063,502	162,156	1.18%	1.23%
Holiday Inn Louisville	39	9,969,750	0.70%	5.325%	1,204,256	227,771	1,035,276	191,080	1.14%	1.45%
2929 Imperial Highway	22	15,250,000	1.07%	4.552%	1,185,042	174,825	1,016,513	145,874	1.12%	1.11%
Village Oaks	33	11,425,000	0.80%	4.925%	1,166,310	202,532	1,000,057	169,229	1.11%	1.28%
Harbourside Office Building	31	11,945,077	0.84%	4.915%	1,146,947	195,836	987,096	164,512	1.09%	1.25%
Quest Automotive Products	42	8,462,421	0.59%	5.485%	1,051,422	202,456	907,084	170,583	1.00%	1.29%
LA Fitness - Irvine	35	10,988,014	0.77%	4.868%	1,037,379	178,517	890,599	149,030	0.98%	1.13%
One Commerce	34	11,200,000	0.79%	4.765%	1,024,424	170,299	878,303	141,902	0.97%	1.08%
Seven Corners Apartments	20	18,000,000	1.27%	4.205%	974,695	97,319	837,182	81,035	0.93%	0.61%
Barrington Orthopedics Portfolio	21	15,859,221	1.11%	4.375%	968,211	122,381	834,617	102,513	0.92%	0.78%
Quantico III	26	13,367,122	0.94%	4.545%	967,731	141,091	832,980	118,153	0.92%	0.90%
Marina Plaza	23	14,750,000	1.04%	4.385%	932,489	118,187	804,182	99,199	0.89%	0.75%
SecurLock Portfolio	41	8,580,931	0.60%	5.095%	905,830	160,927	781,870	135,840	0.86%	1.03%
Clear Point Gardens	30	11,970,736	0.84%	4.585%	898,442	134,334	773,129	112,490	0.85%	0.85%
The Stockdale Plaza	28	12,000,000	0.84%	4.465%	843,153	114,955	725,923	96,441	0.80%	0.73%
Warminster Heights Home Ownership Association, Inc.	29	11,986,016	0.84%	4.515%	835,697	118,138	720,722	99,260	0.80%	0.75%
Colonial Heritage MHC	36	10,981,900	0.77%	4.605%	814,411	124,106	701,873	103,914	0.78%	0.79%
Swift Spinning Leaseback	46	7,774,108	0.55%	5.005%	797,908	140,738	685,725	117,981	0.76%	0.89%
Cimarron Heights MHP	32	11,686,273	0.82%	4.475%	795,444	111,756	684,522	93,321	0.76%	0.71%
Woods of Fairlawn Apartments	37	10,075,619	0.71%	4.585%	756,730	113,156	651,154	94,751	0.72%	0.72%
Holiday Inn Express Wixom	53	6,690,012	0.47%	5.155%	736,626	139,095	633,139	116,018	0.70%	0.88%
Holiday Inn Express Superior	45	7,967,417	0.56%	4.845%	715,280	121,440	615,592	101,659	0.68%	0.77%
Arminta Apartments	47	7,233,272	0.51%	4.895%	685,135	116,243	589,684	97,649	0.65%	0.74%
Kane Distribution Center 6	16	22,600,000	1.59%	4.165%	638,404	45,858	589,453	42,071	0.65%	0.32%
Residence Inn by Marriott, Colorado Springs, CO	51	6,800,000	0.48%	4.859%	658,260	113,175	564,535	94,372	0.62%	0.72%
The Shoppes of Ocoee	48	7,117,159	0.50%	4.825%	651,269	110,388	559,237	92,158	0.62%	0.70%
Riverplace Athletic Club	49	7,100,000	0.50%	5.125%	601,002	100,087	536,579	88,164	0.59%	0.67%
Boston Mills Road	66	5,194,794	0.37%	5.225%	616,292	118,788	528,348	98,802	0.58%	0.75%
Fairfield Inn & Suites New Braunfels	54	6,684,500	0.47%	4.875%	613,205	107,464	527,667	89,641	0.58%	0.68%
Bramblewood MHC	50	6,995,949	0.49%	4.785%	607,394	98,651	523,652	83,027	0.58%	0.63%
Port Crossing	55	6,600,000	0.46%	4.815%	599,731	103,631	514,994	86,194	0.57%	0.65%
Genesis Building	40	8,719,728	0.61%	4.505%	587,826	82,895	507,323	69,607	0.56%	0.53%
Holiday Inn Express Southfield	64	5,342,025	0.38%	5.155%	588,202	111,068	505,567	92,642	0.56%	0.70%
AT&T - 2011 West Hastings	44	8,000,000	0.56%	4.525%	586,717	84,565	504,567	70,741	0.56%	0.54%
Elms Estate (MHC)	59	5,928,302	0.42%	5.165%	537,719	96,260	469,384	82,056	0.52%	0.62%
Fairfield Inn & Suites Colorado Springs, CO	61	5,600,000	0.39%	4.859%	542,096	93,203	464,912	77,718	0.51%	0.59%
Riverwinds MHC	78	4,046,148	0.28%	5.435%	538,085	107,518	461,006	89,420	0.51%	0.68%
Hampton Inn - Auburn Hills	56	6,484,341	0.46%	4.685%	529,693	83,573	455,541	69,978	0.50%	0.53%
Fitch Apartments	52	6,743,516	0.47%	5.395%	490,930	80,472	451,645	73,590	0.50%	0.56%
Dover Storage Facility	60	5,961,602	0.42%	4.815%	523,848	87,981	450,890	73,648	0.50%	0.56%
Budget Self Storage Portfolio	72	4,800,000	0.34%	5.175%	522,596	98,661	449,889	82,457	0.50%	0.62%
Holiday Inn Express Somerset	68	4,992,298	0.35%	4.975%	490,645	88,641	422,013	73,939	0.47%	0.56%
Cityside Apartments	75	4,236,525	0.30%	5.175%	483,408	88,821	415,177	74,447	0.46%	0.56%
Holiday Inn Express & Suites Lake Charles	69	4,992,228	0.35%	4.925%	474,289	84,446	408,034	70,440	0.45%	0.53%
Eagle Point Apartments	63	5,450,000	0.38%	4.675%	463,238	73,952	397,418	61,634	0.44%	0.47%
Arrowhead Apartments	38	9,987,623	0.70%	4.275%	414,802	41,121	372,362	36,351	0.41%	0.28%
The Palms Apartments	65	5,330,781	0.37%	4.635%	415,679	63,695	357,873	53,408	0.40%	0.40%
Cedar Park Estates	74	4,387,500	0.31%	4.775%	400,932	65,783	344,252	55,044	0.38%	0.42%
Fairfield Inn & Suites, Olathe, KS	77	4,080,000	0.29%	4.829%	380,776	64,697	326,811	53,986	0.36%	0.41%
Citrus Park Retail Center	80	4,000,000	0.28%	4.845%	377,687	66,033	324,135	54,896	0.36%	0.42%
Sage Creek	71	4,810,000	0.34%	4.545%	377,225	55,658	322,982	46,337	0.36%	0.35%
Amelia Station	83	3,741,312	0.26%	4.855%	348,332	58,925	299,295	49,330	0.33%	0.37%
Greens Lake Apartments	82	3,845,684	0.27%	4.745%	331,169	54,389	284,490	45,410	0.31%	0.34%
Xena - Blossom Corners Apartments	57	4,710,765	0.33%	4.505%	322,514	45,595	278,043	38,239	0.31%	0.29%
Ezon Building	95	2,897,019	0.20%	5.115%	322,000	60,646	276,156	50,444	0.31%	0.38%
Bon Aire Park Owners, Inc.	43	8,089,504	0.57%	4.035%	310,357	16,821	269,236	14,130	0.30%	0.11%
Shoppes of Fort Wright	90	3,267,428	0.23%	4.885%	312,091	54,008	267,920	45,088	0.30%	0.34%
Dundee Meadows MHC	109	1,921,196	0.14%	5.625%	280,433	56,371	240,149	47,030	0.27%	0.36%
Bay Area Self Storage - Bird	81	3,900,000	0.27%	4.465%	278,229	38,093	239,109	31,890	0.26%	0.24%
Brougham Manor Apartments	85	3,561,294	0.25%	4.625%	276,641	42,321	238,001	35,439	0.26%	0.27%
Great Value Storage	88	3,396,083	0.24%	4.625%	265,054	41,085	227,857	34,306	0.25%	0.26%
Patriot Village	91	3,200,000	0.22%	4.675%	263,466	41,404	226,496	34,652	0.25%	0.26%
Commercial Drive Plaza	104	2,397,521	0.17%	5.095%	263,222	49,349	225,764	41,047	0.25%	0.31%
Breiel Boulevard Store-N-Lock	107	2,075,540	0.15%	5.245%	248,954	47,177	213,421	39,372	0.24%	0.30%
Taxi Office Building	96	2,846,768	0.20%	4.695%	235,570	37,833	202,423	31,589	0.22%	0.24%
Stonegate MHP	105	2,397,420	0.17%	4.925%	231,958	39,733	199,611	33,376	0.22%	0.25%
138-15 Franklin Avenue Apartments Corp.	62	5,478,179	0.39%	4.095%	228,570	16,320	198,474	13,759	0.22%	0.10%
Red Run MHC	98	2,797,087	0.20%	5.065%	221,126	35,940	198,202	31,814	0.22%	0.24%
Shadow Wood MHP	94	2,954,777	0.21%	4.625%	230,508	35,728	198,165	29,834	0.22%	0.23%
Santa Fe Palms	102	2,494,148	0.18%	4.825%	227,129	38,011	195,187	31,823	0.22%	0.24%
Sun Valley MHC	93	2,996,480	0.21%	4.545%	217,794	33,017	187,333	27,456	0.21%	0.21%
American Mini Storage I - Missouri City	79	4,000,000	0.28%	4.455%	208,920	25,579	187,137	22,582	0.21%	0.17%
Shops at Vicksburg	100	2,625,000	0.18%	4.645%	212,613	32,928	182,751	27,550	0.20%	0.21%
24 Central Park South, Inc.	67	5,100,000	0.36%	4.025%	208,744	10,787	180,140	9,005	0.20%	0.07%
Walgreens - Denver	99	2,728,180	0.19%	4.515%	191,924	27,408	165,244	22,954	0.18%	0.17%
Gateway Apartment Owners Corp.	70	4,811,970	0.34%	4.055%	189,531	11,374	164,543	9,579	0.18%	0.07%
Villa Manor MHP	119	1,197,680	0.08%	5.725%	183,070	37,239	156,735	31,066	0.17%	0.24%
American Mini Storage II - Arlington	87	3,500,000	0.25%	4.405%	174,043	20,340	155,932	17,957	0.17%	0.14%
Williamsburg East Apartments	118	1,400,000	0.10%	5.355%	178,584	35,238	153,034	29,306	0.17%	0.22%
Dysart Mini Storage	114	1,644,292	0.12%	5.075%	178,292	33,269	152,931	27,672	0.17%	0.21%
Missile Drive MHP	115	1,613,328	0.11%	5.085%	176,030	32,925	150,985	27,386	0.17%	0.21%
993 Fifth Avenue Corporation	86	3,500,000	0.25%	4.155%	172,874	15,095	149,185	12,653	0.16%	0.10%
67th Road Housing Corporation	84	3,585,775	0.25%	4.115%	154,203	11,814	133,854	9,960	0.15%	0.08%
2630 Kingsbridge Terrace Owners, Inc.	73	4,693,777	0.33%	3.935%	149,668	2,225	130,169	1,864	0.14%	0.01%
American Mini Storage II - Colorado Springs	97	2,800,000	0.20%	4.405%	139,234	16,272	124,746	14,365	0.14%	0.11%
Bay Area Self Storage - Bernal	108	2,030,000	0.14%	4.465%	144,822	19,828	124,460	16,599	0.14%	0.13%
Trolley Commerce Center	110	1,813,873	0.13%	4.655%	139,861	21,630	120,580	18,159	0.13%	0.14%
Palmbrook Gardens Tenants Corp.	103	2,490,381	0.18%	4.245%	127,865	13,326	110,792	11,235	0.12%	0.09%
All American Storage Bloomington South	76	4,194,651	0.29%	4.175%	118,313	8,730	109,179	8,003	0.12%	0.06%
23399 Commerce Drive	116	1,494,951	0.11%	4.715%	120,963	19,256	104,256	16,166	0.12%	0.12%
67-35 Yellowstone Blvd. Owners Corp.	101	2,496,261	0.18%	4.115%	111,974	8,648	96,869	7,263	0.11%	0.06%
Harrison Commons, Ltd.	106	2,246,645	0.16%	4.125%	102,283	8,157	88,471	6,850	0.10%	0.05%
All American Storage East	89	3,395,670	0.24%	4.175%	95,777	7,067	88,383	6,479	0.10%	0.05%
All American Storage of Evansville	92	3,195,925	0.22%	4.175%	90,143	6,651	83,184	6,098	0.09%	0.05%
Xena - Meadowdale Apartments	58	1,345,933	0.09%	4.505%	92,147	13,027	79,441	10,926	0.09%	0.08%
Cedargate Apartments	113	1,685,570	0.12%	4.265%	90,633	9,934	78,222	8,323	0.09%	0.06%
320 W. 89th St. Owners Corp.	117	1,494,181	0.11%	4.205%	72,878	7,048	63,178	5,943	0.07%	0.05%
Florence Court Corporation	112	1,693,704	0.12%	4.055%	64,614	3,854	56,220	3,254	0.06%	0.02%
World Park 9	111	1,752,731	0.12%	4.105%	44,554	2,654	41,167	2,436	0.05%	0.02%
214 West 17th Apartment Corp.	120	972,388	0.07%	4.095%	40,807	2,918	35,400	2,457	0.04%	0.02%
Commons of Pleasantville N.Y. Inc.	121	847,754	0.06%	4.165%	39,407	3,491	34,148	2,939	0.04%	0.02%
Totals		1,422,653,723	100.00%		104,865,171	15,758,468	90,426,415	13,194,699	100.00%	100.00%

** Assumes 100 CPY to Call and no prepayment penalties received

WFRBS 2014-C21
Class X-A and X-B Composition by Bond Components **

Class X-A Components											Class X-A Components (Cumulative)
							Class ASB											Class A-SBFX
	Class A-1	Class A-2	Class A-3	Class A-4	Class A-5	Class A-SB	FX Reg Interest	Class A-S	Total X-A			Class A-1	Class A-2	Class A-3	Class A-4	Class A-5	Class A-SB	Reg Interest	Class A-S	Total X-A
Total	5.88%	8.86%	3.75%	36.26%	30.22%	4.35%	4.31%	6.37%	100.00%		Total	5.88%	8.86%	3.75%	36.26%	30.22%	4.35%	4.31%	6.37%	100.00%

Year 1	2.14%	2.03%	0.63%	4.38%	3.57%	0.67%	0.66%	0.75%	14.83%		Year 1	2.14%	2.03%	0.63%	4.38%	3.57%	0.67%	0.66%	0.75%	14.83%
Year 2	1.69%	1.98%	0.62%	4.27%	3.49%	0.65%	0.64%	0.73%	14.06%		Year 2	3.82%	4.01%	1.25%	8.66%	7.06%	1.32%	1.30%	1.48%	28.89%
Year 3	1.21%	1.89%	0.59%	4.08%	3.32%	0.62%	0.61%	0.69%	13.01%		Year 3	5.03%	5.90%	1.83%	12.74%	10.38%	1.93%	1.92%	2.17%	41.90%
Year 4	0.69%	1.83%	0.57%	3.93%	3.20%	0.60%	0.59%	0.67%	12.08%		Year 4	5.72%	7.73%	2.40%	16.67%	13.58%	2.53%	2.51%	2.84%	53.98%
Year 5	0.16%	1.13%	0.55%	3.84%	3.14%	0.58%	0.58%	0.66%	10.64%		Year 5	5.88%	8.86%	2.96%	20.51%	16.72%	3.12%	3.09%	3.50%	64.62%
Year 6	0.00%	0.00%	0.55%	3.82%	3.14%	0.51%	0.51%	0.66%	9.19%		Year 6	5.88%	8.86%	3.51%	24.33%	19.85%	3.63%	3.60%	4.16%	73.81%
Year 7	0.00%	0.00%	0.24%	3.64%	2.98%	0.37%	0.37%	0.63%	8.23%		Year 7	5.88%	8.86%	3.75%	27.96%	22.84%	4.00%	3.96%	4.79%	82.04%
Year 8	0.00%	0.00%	0.00%	3.51%	2.87%	0.24%	0.23%	0.61%	7.45%		Year 8	5.88%	8.86%	3.75%	31.47%	25.71%	4.23%	4.20%	5.40%	89.50%
Year 9	0.00%	0.00%	0.00%	3.38%	2.77%	0.11%	0.11%	0.58%	6.95%		Year 9	5.88%	8.86%	3.75%	34.85%	28.48%	4.34%	4.30%	5.98%	96.44%
Year 10	0.00%	0.00%	0.00%	1.41%	1.74%	0.01%	0.01%	0.39%	3.56%		Year 10	5.88%	8.86%	3.75%	36.26%	30.22%	4.35%	4.31%	6.37%	100.00%

Class X-B Components						Class X-B Components (Cumulative)
	Class B	Class C	Class D	Total X-B			Class B	Class C	Class D	Total X-B
Total	26.45%	13.74%	59.82%	100.00%		Total	26.45%	13.74%	59.82%	100.00%

Year 1	3.07%	1.59%	7.06%	11.72%		Year 1	3.07%	1.59%	7.06%	11.72%
Year 2	3.04%	1.58%	6.88%	11.49%		Year 2	6.10%	3.16%	13.94%	23.21%
Year 3	2.83%	1.47%	6.55%	10.85%		Year 3	8.93%	4.63%	20.49%	34.05%
Year 4	2.72%	1.41%	6.30%	10.43%		Year 4	11.65%	6.04%	26.79%	44.48%
Year 5	2.71%	1.41%	6.16%	10.28%		Year 5	14.36%	7.45%	32.95%	54.76%
Year 6	2.83%	1.47%	6.12%	10.42%		Year 6	17.20%	8.92%	39.06%	65.18%
Year 7	2.64%	1.37%	5.82%	9.83%		Year 7	19.83%	10.29%	44.88%	75.01%
Year 8	2.53%	1.32%	5.60%	9.44%		Year 8	22.36%	11.61%	50.48%	84.45%
Year 9	2.43%	1.26%	5.39%	9.08%		Year 9	24.79%	12.87%	55.86%	93.52%
Year 10	1.66%	0.86%	3.95%	6.48%		Year 10	26.45%	13.74%	59.82%	100.00%

** Assumes 100 CPY to Call and no prepayment penalties received